WLR FOODS, INC.
           --------------------------------------------------





                            October 2, 1995




Dear WLR Foods, Inc. Shareholder:

     You are cordially invited to attend our annual meeting of shareholders on Saturday, October 28, 1995 at 10:00 a.m. at Turner Ashby High School, Bridgewater, Virginia. A map to the High School is on the back of this proxy. Following the meeting, we will have a buffet lunch featuring our products. If you plan to attend the meeting, please sign and return the enclosed reply postcard.


     Also enclosed in this mailing is formal notice of the meeting, a proxy and a Proxy Statement detailing the matters upon which the shareholders will act at the annual meeting. Our Company's Annual Report for fiscal year ended July 1, 1995 is also enclosed.


     We urge you to complete, date and sign the enclosed proxy, and return it as soon as possible, even if you plan to attend the meeting. You may use the enclosed postage prepaid envelope to return both your reply postcard and the proxy.


     On behalf of everyone at WLR Foods, I thank you for your continued support. I look forward to seeing you at our annual meeting.


                         Sincerely,


                         James L. Keeler
                         Chief Executive Officer
                         and President

             NOTICE  OF  ANNUAL  MEETING  OF  SHAREHOLDERS
                         OF  WLR  FOODS,  INC.

     The annual meeting of shareholders of WLR Foods, Inc. will be held on Saturday, October 28, 1995, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, for the following purposes:

     1. To elect three Class B directors to serve until the annual meeting of shareholders in 1998.

     2. To ratify the appointment of KPMG Peat Marwick, LLP as independent auditors for the fiscal year ending June 29, 1996.

     3. To transact such other business as may properly come before the meeting. The Board of Directors knows of no such business at this time.

     Only shareholders of record at the close of business on September 1, 1995 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting.

     To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to the commencement of the annual meeting.
                         By Order of the Board of Directors,



                         Delbert L. Seitz
                         Secretary

                            WLR FOODS, INC.
                            P. O. Box 7000
                     Broadway, Virginia  22815-7000
                            (540) 896-7001

                            PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of WLR Foods, Inc. (the Company) to be held Saturday, October 28, 1995, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, and at any adjournments thereof (the Annual Meeting). The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The approximate mailing date of this Proxy Statement and the accompanying proxy is October 2, 1995. Our Company's Annual Report for fiscal year ended July 1, 1995 is being mailed to the Company's shareholders concurrently with this Proxy Statement but should not be considered proxy solicitation material.

          All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting according to the instructions thereon. In the absence of such instructions, such proxies will be voted "FOR" the proposals detailed herein. Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to the commencement of the Annual Meeting. For each shareholder who is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Employee Stock Purchase Plan and/or Poultry Producer Stock Purchase Plan, the accompanying blue proxy covers the shares of Company common stock in such shareholder's accounts, as well as shares registered in the shareholder's name.

          The cost of the solicitation of proxies will be paid by the Company. Solicitations will be made by mail, except that, if necessary, officers, directors and regular employees of the Company and its affiliates may solicit proxies by telephone, facsimile or other electronic means or by personal calls. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of Three Thousand Five Hundred Dollars ($3,500.00) and reimbursement of expenses. Brokerage houses and nominees will be requested to forward the proxy solicitation material to the beneficial owners of WLR Foods stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this regard.

               OUTSTANDING  SHARES  AND  VOTING  RIGHTS

          Only shareholders of record at the close of business on September 1, 1995 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding 17,216,068 shares of its common stock, no par value, each of which is entitled to one vote at the Annual Meeting.

          The Company believes that, as of September 1, 1995, Tyson Foods, Inc. and its affiliates (Tyson) own shares of WLR Foods stock which were acquired as part of a plan to make a control share acquisition as described in the Virginia Control Share Acquisitions Statutes (the Control Share Statute). Pursuant to the Control Share Statute, such shares have no voting rights unless voting rights are granted by a resolution approved by a majority of votes entitled to be cast by shareholders. Accordingly, Tyson requested that the Company conduct a special meeting of shareholders which was held on May 21, 1994, for the sole purpose of determining whether the shares already acquired and to be acquired in connection with Tyson's offer to buy the Company would have voting rights. By failing to obtain a majority of all votes entitled to be cast as to its proposal to receive voting rights, Tyson's shares do not have voting rights until transferred to a transferee not engaged in a control share acquisition. The Company takes the position that the shares now held by Tyson are not eligible to vote at the annual meeting.

          Tyson has challenged the constitutionality of the Control Share Statute as part of legal proceedings more fully described below in the Section entitled "Legal Proceedings". In addition, Tyson has advised the Company that it believes it is entitled to vote its shares, irrespective of the outcome of the pending legal proceedings regarding the constitutionality of the Control Share Statute, because it is not now engaged in a "control share acquisition." Should Tyson ultimately prevail on this constitutional challenge, all of its shares would have voting rights.

          A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (Broker Shares) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

          If a quorum is established, directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting, and the proposal for the ratification of the independent auditors will be approved if the votes cast in favor of the proposal exceed the votes cast opposing. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast.

               SECURITY  OWNERSHIP OF  CERTAIN  PERSONS

          The following table sets forth the number and percentage of shares of Company common stock held as of July 1, 1995 by the only persons who, to the knowledge of the Company, beneficially own 5% or more of the Company's outstanding common stock.

____________________________________________________________________
Name and Address          Number Beneficially            Percent of
                               Owned                       Class<F1>
--------------------------------------------------------------------
Crestar Bank NA            1,774,999<F2>                    10.0%
919 E. Main Street
Richmond, VA  23219, Trustee for Cuddy Farms, Inc.

[FN]
<F1> Based  on 17,297,671 shares  outstanding as of  July 1, 1995 plus
     424,875 shares which members of management have the option to purchase within 60 days of July 1, 1995.

<F2> Shares held for the  benefit of Cuddy  Farms, Inc. pursuant to  a voting trust dated August 29, 1994, under the terms of which the Trustee, Crestar Bank NA, is obligated to vote all shares in accordance with the recommendation of the Board. In the absence of a recommendation by the Board as to any proposal, the trustee will vote as directed by Cuddy Farms, Inc. The Voting Trust, subject to certain exceptions for early termination, terminates on August 29, 1998. Cuddy Farms, Inc. may not transfer its interest in the Cuddy Voting Trust except (a) to pledge, mortgage or otherwise encumber its interest or (b) to transfer its interest to Cuddy International Corporation or a wholly owned subsidiary of Cuddy International Corporation.
                                       -2-

          The following table sets forth the number and percentage of shares of Company common stock held as of July 1, 1995 by each of the Company's directors, each executive officer of the Company who was required to be named in the Cash Compensation Table, and by all directors and executive officers as a group.

----------------------------------------------------------------------
Name                        Number Beneficially   Percent of Class<F1>
                                    Owned
----------------------------------------------------------------------
George E. Bryan                  2,217,170 <F2>,<F3>        12.5%

Charles L. Campbell              1,787,527 <F2>,<F4>        10.1%

Stephen W. Custer                1,865,001 <F2>,<F5>        10.5%

Calvin G. Germroth               1,793,029 <F2>,<F6>        10.1%

William H. Groseclose            1,778,213 <F2>,<F7>        10.0%

Henry L. Holler                     40,458 <F8>               *

J. Craig Hott                    1,880,069 <F2>,<F9>        10.6%

James L. Keeler                  2,000,650 <F2>,<F10>       11.3%

Kenneth D. Marshall                 71,365 <F11>              *

Herman D. Mason                  2,068,183 <F2>,<F12>       11.7%

James L. Mason                     139,600 <F13>              *

V. Eugene Misner                    94,879 <F14>              *

Charles W. Wampler, Jr.          2,295,621 <F2>,<F15>       13.0%

William D. Wampler               2,678,117 <F2>,<F16>       15.1%

All directors and executive      4,593,549 <F17>            25.9%
officers as a group (consisting
of 17 persons, including those
named above)
_____________________________
* Denotes percent ownership not exceeding 1% of the class of common stock.
[FN]
<F1> Based on  17,297,671 shares outstanding  as of July 1,  1995 plus
     424,875 shares which members of management have the option to purchase within 60 days of July 1, 1995.

<F2> Includes  1,774,999  shares  held  by  Crestar  Bank,  NA, Voting
     Trustee for the benefit of Cuddy Farms, Inc. which must vote its shares pursuant to the Cuddy Voting Trust in accordance with the recommendation of the Board of Directors of the Company as to any proposal to be submitted to shareholders. Each director disclaims beneficial ownership in the shares owned by the Cuddy Voting Trust.

<F3> Includes 143,998 shares  owned directly and 298,173  shares owned
     by  his wife.   Mr. Bryan  disclaims  beneficial interest  in the
     shares held by his wife.

<F4> All shares owned directly, except  for shares owned by the  Cuddy
     Voting Trust, as set forth in Note 2.

<F5> Includes 46,977 shares owned directly, 13,992 shares owned by his wife, 26,884 shares held as custodian for Mr. Custer's two children, and 2,149 shares owned by his daughter who lives at Mr. Custer's home. Mr. Custer disclaims beneficial interest in the shares owned by his wife and daughter or held by him as custodian.

<F6> All   shares  owned   directly  and  through   his  self-directed
     retirement account, except for shares owned by the Cuddy Voting Trust, as set forth in Note 2.

<F7> All  shares   owned  directly   and  through   his  self-directed
     retirement account, except for shares owned by the Cuddy Voting Trust, as set forth in Note 2.

<F8> Includes 5,396 shares  owned jointly with his  wife, 1,312 shares through his self-directed retirement account, and 33,750 shares which Mr. Holler has the right to purchase within 60 days of July 1, 1995 through the exercise of options.

<F9> Includes  104,770 shares  owned  by E. E.  Hott,  Inc., of  which
     Mr. Hott is an officer and director, and 300 shares held by his wife as custodian for Mr. Hott's two children. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

<F10>Includes 50,142  shares owned directly  and through self-directed retirement accounts, 23,634 shares owned by his wife directly and through her self-directed retirement account, and 151,875 shares which Mr. Keeler has the right to purchase within 60 days of July 1, 1995 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

<F11>Includes 882 shares owned  directly, 36,733 shares owned  jointly with his wife, and 33,750 shares which Mr. Marshall has the right to purchase within 60 days of July 1, 1995.

<F12>Includes 240,642 shares owned directly and 52,722 shares held  as trustee for the Louise T. Mason Trust. Mr. Mason disclaims beneficial interest in the shares held by the Trust.

<F13>Includes   47,963  shares   owned   directly   and  through   his
     self-directed retirement account, 20,146 shares owned jointly with his wife, 1,027 shares owned by his wife through her self-directed retirement account, 5,214 shares held as custodian for Mr. Mason's two children, and 65,250 shares which Mr. Mason has the right to purchase within 60 days of July 1, 1995 through the exercise of options. Mr. Mason disclaims beneficial ownership in the shares owned by his wife or held by him as custodian.

<F14>Includes 1,260 shares owned through his self-directed  retirement account, 30,227 shares owned jointly with his wife, 1,305 shares owned by his wife through her self-directed retirement account, 337 shares owned by his son who lives in Dr. Misner's home, and 61,750 shares which Dr. Misner has the right to purchase within 60 days of July 1, 1995 through the exercise of options. Dr. Misner disclaims beneficial ownership in the shares owned by his wife and son.

<F15>Includes  179,645 shares owned directly and as general partner of
     Wampler Land, 67,965 shares owned by his wife, 194,469 shares held as trustee of the Charles W. Wampler, Sr.

     Family Trust, and 78,543 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F16>Includes 400,764 shares owned directly and as general  partner of
     Wampler Land, 201,153 shares owned by his wife, 28,189 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 78,543 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F17>This  number does  not reflect  the sum of  all of  the preceding numbers of shares beneficially owned by all of the above-named directors and officers since it includes officers other than those named. Also, 2,080 shares held by Charles W. Wampler, Jr. and William D. Wampler as general partners of Wampler Land, and 273,012 shares held as trustees by both Charles W. Wampler, Jr. and William D. Wampler have been taken into account in determining the number of shares beneficially owned by each of Charles W. Wampler, Jr. and William D. Wampler, individually, and the 1,774,999 shares held by the Cuddy Voting Trust have been taken into account in determining the number of shares beneficially owned by each of the directors. In addition, this amount includes the 424,875 shares which the group has the right to purchase within 60 days of July 1, 1995 through the exercise of options.

PROPOSAL ONE:       ELECTION  OF  DIRECTORS

          The term of office for the current Class B directors expires at the Annual Meeting. The Board of Directors has nominated such directors, namely Stephen W. Custer, Calvin G. Germroth and James L. Keeler for election, for a three-year term, by the shareholders at the Annual Meeting. Messrs. Custer, Germroth and Keeler were elected by shareholders at the 1992 annual meeting.

          The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of a substitute nominee designated by the Board. The Board has no reason to believe any of the nominees will be unable to serve if elected.

          Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Delbert L. Seitz, Secretary, WLR Foods, Inc., P. O. Box 7000, Broadway, Virginia 22815-7000, not later than
(i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between such shareholder and each nominee and any other person or persons (naming such person or persons)
pursuant to which the nomination or nominations are to be made by such shareholder, (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated by the Board of Directors, and (v) the consent of each nominee to serve as a director of the Company if elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

             The Board recommends election of the Class B
                  director nominees set forth below.

           INFORMATION  CONCERNING  DIRECTORS  AND  NOMINEES

          Biographical summaries for the three director nominees and the seven directors continuing in office appear in the following chart.
----------------------------------------------------------------------
Name and Position             Director        Principal Occupation
with the Company     Age        Since     During the Last Five Years
----------------------------------------------------------------------

                           Directors Continuing in Office
                                  CLASS B DIRECTORS
               (to serve until the 1998 annual meeting of shareholders)

Stephen W. Custer    53      1984         President of Custer Associates, Inc.
                                           (consulting firm)

Calvin G. Germroth   71      1988         Broiler producer

James L. Keeler      60      1988         Chief Executive Officer of the Company
President                                 since February 1988

                                  CLASS C DIRECTORS
              (to serve until the 1996 annual meeting of shareholders)

George E. Bryan        73     1984        Poultry and livestock farmer

Charles L. Campbell    47     1988        Commissioner of Revenue for Page
                                          County, Virginia; broiler producer

William H. Groseclose  64     1993        Chairman of Harrisonburg   Regional
                                          Board    and  Winchester   Regional
                                          Board of First  Union National Bank
                                          of   Virginia;   previously   Chief
                                          Executive  Officer  of   Shenandoah
                                          Valley  region  of  Dominion   Bank

William D. Wampler     67     1984        Poultry and livestock farmer

                                  Director Nominees
                                  CLASS A DIRECTORS
              (to serve until the 1997 annual meeting of shareholders)

J. Craig Hott         42      1988        Vice President of Hott's Farming,
                                          Inc. and Hott's Ag-Services, Inc.

Herman D. Mason       74      1984        Retired; previously, Chief Executive
  Vice Chairman                           Officer of  the  Company until 1988
  of the Board

Charles W. Wampler, Jr. 79    1984        Poultry and livestock farmer
  Chairman of the Board

                           LEGAL PROCEEDINGS

          On February 6, 1994, the Company filed suit in the United States District Court for the Western District of Virginia, against Tyson Foods, Inc. (Tyson), seeking, among other things, 1) a declaratory judgment as to the validity of the Company's Shareholder Protection Rights Plan, and 2) a declaratory judgment as to the constitutionality of Article 14, Va. Code Sections 13.1-725 et
seq. (Affiliated Transactions Statute), and Article 14.1, Va. Code Sections 13.1-728 et seq. (Control Share Statute), of the Virginia Stock Corporation Act under the Virginia and United States Constitutions. In response, on February 28, 1994, Tyson, joined later by WLR Acquisition Corp., filed counterclaims against the Company and all directors. In their counterclaims, Tyson and WLR Acquisition Corp. sought, among other things, to invalidate the Company's Shareholder Protection Rights Plan and certain severance agreements, and a declaratory judgment that the Affiliated Transactions Statute, the Control Share Statute, and other Virginia statutes, facially and as applied, are unconstitutional under the United States Constitution.

          The District Court issued a final ruling on December 6, 1994 in favor of the Company and its directors with respect to the conduct of the May 21, 1994 special shareholders meeting vote, and upheld the constitutionality of the Virginia statutes. Tyson appealed the ruling to the United States Court of Appeals for the Fourth Circuit. Oral arguments were heard by the Fourth Circuit on July 13, 1995, but no decision has yet been issued.

                   BOARD  MEETINGS  AND  COMMITTEES

          The Board met twelve times during fiscal year ended July 1, 1995, six of which times were for regularly scheduled meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings held while he was a director and the total number of meetings held while he was a director by all committees of the Board on which he served. Nonmanagement directors of the Company received $2,000 for attending a regularly scheduled Board meeting, $500 for specially called Board meetings (excluding telephonic meetings) and $500 for attending committee meetings not held in conjunction with Board meetings. In addition, non-payroll directors received an annual retainer of $13,000.

          As previously reported, Peter A. W. Green resigned as a director in April, 1995 for reasons unrelated to his association with the Company.

          The Company has a standing Audit Committee which currently consists of George E. Bryan, Calvin G. Germroth, William H. Groseclose, and J. Craig Hott. The Audit Committee met three times since last year's annual meeting. The Audit Committee recommends to the Board the independent audit firm to be employed by the Company and meets with the independent auditor to discuss quality of management and financial, accounting and internal audit procedures. The Audit Committee also monitors the Company's compliance with applicable requirements of the National Association of Securities Dealers, Inc. relating to independent directors, and reviews, at least annually, all related party transactions and potential conflicts of interest, recommending appropriate action as needed.

          The Company has a standing Nominating Committee which currently consists of Stephen W. Custer, Calvin G. Germroth and William D. Wampler. The Nominating Committee has not met since last year's annual meeting. The Nominating Committee proposes to the Board a slate of director nominees and terms of office for such nominees for the Board to consider in recommending to the Company's shareholders director nominees for election. The Nominating Committee also proposes nominees for Board appointment as vacancies occur and for Board committee assignments and vacancies.

          The Company has a standing Executive Compensation Committee which currently consists of Charles L. Campbell, Herman D. Mason and Charles W. Wampler, Jr. The Executive Compensation Committee met twice since last year's annual meeting. The Executive Compensation Committee determines the annual salary, bonus and other benefits of the Chief Executive Officer and makes decisions relating to awards to executive officers and other key personnel pursuant to the Company's Long Term Incentive Plan.

  COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

          During the last fiscal year, the Executive Compensation Committee consisted of Herman D. Mason, Charles L. Campbell and Charles W. Wampler, Jr. As described in the following section entitled "Certain Relationships and Related Transactions," Messrs. Campbell and Wampler are contract growers for the Company. Additionally, Messrs. Mason and Wampler were considered employed by the Company until their resignation in February, 1994.

          CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

          The Company has always been fortunate to have directors who are actively involved in, and knowledgeable about, the Company's businesses. As a result, the Company has relationships with certain directors and their families.

          The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors, members of their immediate family, and entities related to the directors who were contract growers with the Company during fiscal year ended July 1, 1995, and (ii) amounts paid to directors who were contract growers if such payments exceeded five percent of the director's gross revenues for such activity during fiscal year ended July 1, 1995. All such transactions were on the same bases and terms as transactions with unrelated parties.

-----------------------------------------------------------------
                                   Total Amount Received from the
Directors                          Company and its Subsidiaries
-----------------------------------------------------------------
Charles L. Campbell                      $  91,725
    Timothy Campbell, his son               63,422

Calvin G. Germroth                       $  36,591

J. Craig Hott
    Hott's Farming, Inc.                 $ 271,161

James L. Keeler
    Gregory Keeler, his son              $ 206,910

Charles W. Wampler, Jr.
    C. W. Wampler & Sons                 $ 189,323

William D. Wampler
    May Meadows Farm, Inc.               $ 152,867
    C. W. Wampler & Sons                 $ 189,323

          During fiscal year ended July 1, 1995, the Company purchased, either directly or through third-party suppliers, $256,404 of fuel oil and propane from Franklin Oil Co., Inc., of which J. Craig Hott is a director and minority shareholder. The prices and terms were comparable to those of other oil companies in the area.

          During fiscal year ended July 1, 1995, the Company paid $7,543 to Custer Associates, Inc., a consulting firm owned by Stephen W. Custer, which assisted with the Company-wide quality control program. The terms of this arrangement were competitive and fully disclosed to the Board.

          Charles W. Wampler, Jr. and William D. Wampler are brothers and are uncles of Stephen W. Custer.

          REPORT  OF  THE  EXECUTIVE  COMPENSATION  COMMITTEE

Compensation Philosophy

          The Executive Compensation Committee of the Company's Board of Directors determines the annual salary, bonus and other benefits of the Company's Chief Executive Officer and makes decisions relating to stock option awards to executive officers and other key personnel pursuant to the Company's Long Term Incentive Plan. The Company's overall policy regarding executive compensation is to provide competitive compensation packages that attract and retain qualified executives and to reward its executives for financial and operating results, both annual and long-term, which enhance the value of shareholders' investment in the Company.

Base Salary

          The base salary component of executive compensation within the Company reflects the first goal stated above of attracting and retaining qualified executives. Based on available figures, the Company executives' base salaries are competitive with other companies within Virginia and the industry. Companies considered in determining executive compensation are not the same as the peer group reflected in the Stock Price Performance Graph due to the Committee's belief that, unlike the performance of stock traded on a national market, executive compensation should be evaluated in comparison with similar companies in the same geographic area. Periodic increases in base salary are based on evaluations of past and current performance, competitive market conditions and Company performance.

          With respect to the chief executive officer, the Committee believes that a significant portion of annual compensation should be directly tied to Company performance, and that adjustments to base salary should be consistent with Company-wide salary adjustments. Accordingly, the Committee has historically adjusted the base salary of the chief executive officer according to the average percentage increase for all Company employees.

Cash Bonus

          The Company's Incentive Bonus Program focuses on the second goal of the Company's compensation philosophy, that of rewarding financial and operating results on an annual basis. The Company developed the Incentive Bonus Program in 1988 with the assistance of independent executive compensation consultants, and the Program has been administered since then by the Company's Human Resource Department for the benefit of executive officers and other key personnel. The bonus pool is determined annually by reference to the Company's return on equity (ROE), and each individual's specific bonus allocation is calculated by multiplying ROE (adjusted for accrued incentive pay and taxes) by his or her base salary and by a bonus factor which is based on his or her position within the Company. As borne out in the seven-year history of the Company's Incentive Bonus Program, for years in which the Company does not have a strong return on equity, a significant portion of management's annual compensation is reduced. Thus, bonuses comprise the part of management compensation that is "at risk" based on the Company's annual performance.

Long-Term Incentive Plan

          Rewarding Company executives on a long-term basis is accomplished through the Company's Long-Term Incentive Plan, a stock option plan approved by the Company's shareholders in 1988. By encouraging management investment in Company stock, the Plan aligns management's interests with that of the shareholders: namely, to enjoy long-term appreciation in the value of the Company's common stock.

          At the Plan's inception, an independent executive compensation consulting firm recommended the number of options that should be granted to the Company's executive officers and other key personnel. The Executive Compensation Committee awarded options at levels below those initially advised by the consultants and, since then, have awarded options generally consistent with the first year's levels.

          During the first three years of option grants, all options were granted at the market price prevailing at the time of the grant. Due to special circumstances in each of 1992, 1993 and 1994, the option price was established above the market price in those years. In 1992, the Committee set the price at the prior year-end market price rather than the then current market price. The Committee believed that the prevailing market price plus $3.38 ($2.25 as adjusted for the 3-for-2 stock split on May 12, 1995) was more reflective of the true value of the Company's shares at that time. In 1993, the Company completed a public offering of common stock priced at $22 ($14.67 split-effected) in February and the Committee established the option price in July at $22 ($14.67 split-effected), even though the market price on the grant date was $5 lower, or $17 ($11.33 split-effected) per share. In 1994, the Company was the target of an unsolicited tender offer by Tyson Foods, Inc. of $30 per share; consequently the Committee established the option price at $30 ($20 split-effected) instead of the 1994 year-end trading value of $25.50 ($17 split-effected). In the last fiscal year, the Committee returned to its original practice, establishing the exercise price of $15, based on the current market price after the 3-for-2 stock split on May 12, 1995 of $14.375.

          During the last fiscal year, the Company again engaged the services of a compensation consulting firm to review the Company's
Long-Term   Incentive   Plan.       The   consultants   made   several
recommendations regarding the level of options granted, the term of the options and whether the Company should grant incentive stock options (ISOs) or non-qualified options as in the past. The granting of ISOs would permit executives to defer the income tax consequences of their options with no impact on the Company's earnings. The consultants also recommended that the Company implement a supplemental employee retirement plan (SERP) in order for executive compensation to be more competitive with companies of similar size.

          Due to current fiscal restraints, the Company deferred implementation of the SERP recommended by the consultant. The Company accepted the recommendation, beginning in fiscal year 1995, to grant options with a term of ten years rather than five years as in the past, and to grant ISOs to the extent permitted by the current Internal Revenue Code, neither of which recommendations will affect the Company's earnings.

Deferred Compensation

          The final significant component of the Chief Executive Officer's compensation is deferred compensation, serving both goals of providing a competitive compensation package and rewarding results. Mr. Keeler's deferred compensation is essentially a retirement plan with payouts beginning the year after Mr. Keeler retires as Chief Executive Officer, but payouts are calculated by reference to the increase in the Company's book value due to earnings over the term of Mr. Keeler's service. Specifically, 1.5% of the annual increase in the Company's book value is allocated annually to a deferred compensation account which, together with accrued interest, is payable to him over a five-year period beginning in the year after his retirement. However, if Mr. Keeler's employment is terminated involuntarily or because of a change in control of the Company, the balance of Mr. Keeler's deferred compensation account becomes payable immediately.

Chief Executive Officer Compensation

          For the last fiscal year, Mr. Keeler received a base salary percentage increase of 2%, the average pay increase for all employees. This increase maintained a base salary competitive with chief executive positions within the state and industry. Though Mr. Keeler's bonus factor has remained constant since 1988, his bonus was lower because the Company's ROE was lower. Mr. Keeler's deferred compensation allocation was higher than the last fiscal year due to an increase in interest rates. Finally, the number of stock options awarded James Keeler and James Mason under the Long Term Incentive Plan was increased from the level of the past five years, reflecting a systematic effort to enhance the executives' personal financial interest in the strong management of the Company.

Limitation on Deductibility of Certain Compensation for Federal Income
                             Tax Purposes

          Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits the annual compensation deduction for federal income tax purposes of publicly held companies, such as WLR Foods, Inc., to $1 million for compensation paid to each of its chief executive officer and its four highest compensated executive officers other than the chief executive officer. However, this limit, which is effective for tax years beginning January 1, 1994 and thereafter, does not apply to "performance-based" compensation as defined in that section and the regulations thereunder.

          The Company does not anticipate that the total compensation paid to any executive, including the chief executive officer, will exceed the $1 million limit, although an executive's compensation could exceed such limit if the executive were to exercise all outstanding stock options. Moreover, options granted pursuant to the Company's Long-Term Incentive Plan currently qualify as performance-based compensation, and are therefore not subject to the limitation, because such options are based on a stock price that is no less than fair market value at the time of the grant. Consequently the amount of compensation an executive can receive pursuant to the Long-Term Incentive Plan is based solely on subsequent increases in the value of the stock. Accordingly, Section 162(m) is expected to have no impact on the Company during the current fiscal year.

                                   Herman D. Mason
                                   Charles L. Campbell
                                   Charles W. Wampler, Jr.
                                   Executive Compensation Committee
                                   Members

                         SUMMARY  COMPENSATION

          The Summary Compensation Table below contains information concerning annual and long-term compensation provided to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company for all services rendered to the Company and its subsidiaries for the fiscal years ending July 1, 1995, July 2, 1994 and July 3, 1993. Messrs. Holler and Marshall first became executive officers in fiscal year ended July 2, 1994. Accordingly, their compensation is detailed beginning in that year.




                                              SUMMARY  COMPENSATION  TABLE
-----------------------------------------------------------------------------------------------------------------
                                                                            Long Term            Other
                                        Annual Compensation                Compensation<F1>     Compensation<F2>
Name and                                                                      Options
Principal Position        Year          Salary ($)       Bonus ($)           Awarded (#)             ($)
-----------------------------------------------------------------------------------------------------------------

James L. Keeler            94-95          $249,998         $116,693             60,000            $237,301
  Chief Executive          93-94           245,096          159,458             50,625             229,212
  Officer & President      92-93           236,808          172,783             50,625             178,685

                                   -12-


James L. Mason             94-95          $181,866          $57,861             30,000              $4,711
  President,               93-94           172,221           75,958             21,750               6,042
  Wampler-Longacre         92-93           160,608           71,859             21,750               5,220

V. Eugene Misner           94-95          $170,311          $43,348             11,250              $4,579
  Vice President           93-94           163,882           66,638             11,250               5,929
  Live Production          92-93           160,610           71,859             21,750               5,465
  Wampler-Longacre

Henry L. Holler            94-95          $138,321          $43,348             11,250              $4,481
  Vice President           93-94           133,099           48,107             11,250               4,951
  Sales & Marketing
  Wampler-Longacre

Kenneth D. Marshall        94-95          $138,321          $35,206                  0              $4,559
  Vice President           93-94           133,099           48,107             11,250               4,956
  Plant Operations
  Wampler-Longacre
_____________________________

<F1> Options granted in fiscal years ending in 1994 and 1993 have been adjusted to give effect to the 3-for-2 stock split on May 12, 1995.

<F2> Includes  Company  contributions  made  to  the Company's  Profit
     Sharing and Salary Savings Plan and term life insurance premiums paid by the Company on behalf of the executive officers. Company contributions to the Profit Sharing and Salary Savings Plan on behalf of the named Executives were $4,589 for Mr. Keeler, $4,135 for Mr. Mason, $4,003 for Mr. Misner, $3,992 for Mr. Holler, and $4,070 for Mr. Marshall. The Company paid life insurance premiums of $576 for each of Messrs. Keeler, Mason and Misner, and $489 for each of Messrs. Holler and Marshall. For Mr. Keeler, Other Compensation also includes deferred compensation of $232,136.

                   OPTION  GRANTS  IN  LAST  FISCAL  YEAR
--------------------------------------------------------------------------------
                            % of Total
                            Options        Exercise
                  Options   Granted to     or Base
                  Granted   Employee in    Price    Expiration  Grant Date
                    (#)     Fiscal Year    $/Share     Date    Present Value<F1>
-----------------------------------------------------------------------------
James L. Keeler   60,000       36.8%       $15.0       7/1/05     290,400
James L. Mason    30,000       18.4         15.0       7/1/05     145,200
V. Eugene Misner  11,250        6.9         15.0       7/1/05      54,450
Henry L. Holler   11,250        6.9         15.0       7/1/05      54,450
Kenneth D. Marshall    0        0.0          n/a          n/a           0
______________________________

[FN]
<F1> The  values shown  reflect a  standard application of  the Black-
     Scholes Option Pricing Model, assuming a risk-free rate of return of 5.9%, an annualized volatility factor of 33% and an annualized dividend rate as of the grant date of 24 cents per share. Values shown do not take into account risk factors such as nontransferability and restrictions on exerciseability. The Black-Scholes Model is a commonly utilized model for valuing options which assumes that the possibilities of future stock returns (dividends plus stock value appreciation) resemble a bell shaped curve. The model applies a statistical analysis to the Company's historical data to project the value of the options.


         AGGREGATED  OPTION  EXERCISES  IN  LAST  FISCAL  YEAR
                  AND  FISCAL  YEAR-END  OPTION  VALUES
-----------------------------------------------------------------------------

                                                                    Value of
                                                  Number of       Unexercised
                                                 Unexercised     In-The-Money
                                                 Options at     Options<F2> at
                                                 Fiscal<F1>         Fiscal
                      Shares                    Year-End (#)     Year-End ($)
                    Acquired<F1>    Value       Exercisable/     Exercisable/
Name              On Exercise (#) Realized ($)  Unexercisable    Unexercisable
-------------------------------------------------------------------------------
James L. Keeler      50,625        163,477       151,875/110,625    248,974/0
James L. Mason       21,750        70,234        65,250/51,750      106,967/0
V. Eugene Misner     21,750        77,031        61,750/26,000      106,967/0
Henry L. Holler      11,250        41,953        33,750/22,500       55,328/0
Kenneth D. Marshall  11,250        41,953        33,750/11,250       55,328/0
____________________

[FN]
<F1> Adjusted to give effect to the May 12, 1995 3-for-2 stock split.

<F2> Represents  the  difference between  the  exercise  price of  the option and $14.375 the closing price of the Company's common stock as reported on the NASDAQ/National Market System on June 30, 1995.





                         EXECUTIVE  AGREEMENTS

          The Company has an employment agreement with the Chief Executive Officer which expires June 27, 1998. The agreement governs Mr. Keeler's compensation, specifically his base salary, bonus, perquisites and benefits. Pursuant to the agreement, during the current fiscal year, Mr. Keeler's base salary is $256,248 and his bonus factor, discussed under "Cash Bonus" on page 11 has been increased for the first time in six years from 3.6 to 4.0. In any event, Mr. Keeler is guaranteed a bonus of $25,000. Mr. Keeler's deferred compensation allocation will be calculated at 1.5% of the increase in the Company's book value over each preceding year, as explained previously under "Deferred Compensation." The Company has also agreed to provide group health insurance coverage to Mr. Keeler and his wife for the remainder of their lives, provided he does not retire before age 65. Mr. Keeler's perquisites and benefits are consistent with those provided to the Company's senior management.

          The Company has entered into severance agreements with each of James L. Keeler, James L. Mason, V. Eugene Misner and Henry L. Holler (the Severance Agreements). Pursuant to the Severance Agreements, each of these individuals is entitled to certain payments (described below) if the Company terminates his employment during a specified period following a "Change in Control" of the Company.

          For purposes of the Severance Agreements, a "Change in Control" occurs (A) when an individual, entity or group acquires beneficial ownership of 20% or more of the combined voting power of the Company's outstanding stock, subject to certain exceptions set forth in the executive's severance agreement, (B) when individuals who, as of February 4, 1994, constituted the Board of Directors (the "Incumbent Board") and individuals whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least seventy-five percent of the directors then comprising the Incumbent Board (who shall after election be considered members of the Incumbent Board unless such election occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company's Board of Directors) shall cease to constitute a majority of the Company's Board of Directors, (C) upon the approval by the shareholders of the Company of a reorganization, merger or consolidation except in certain instances set forth in the executive's severance agreement, or (D) upon approval by the shareholders of the Company of the complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, except in certain instances set forth in the Severance Agreements.

          The Severance Agreements for each of Messrs. Keeler and Mason provide that if the Company terminates his employment during the three year period following a Change in Control of the Company, other than for death, Cause (willful and continued failure to perform duties or willful engaging in illegal conduct, defined more specifically in the Severance Agreements) or Disability (as defined in the Severance Agreement), or if he resigns for Good Reason (includes an adverse change in status or position, a reduction in base salary or benefits, or relocation, defined more specifically in the Severance Agreements) during such three year period, he is entitled to receive an amount in cash (the Severance Payment) equal to three times his total annual compensation, which includes: (A) the higher of (x) his annual base salary on the date of termination or (y) his annual base salary in effect immediately prior to the Change in Control and (B) an amount equal to the average of the bonuses awarded to him in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the employee shall be entitled to receive a "gross-up" payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in his Severance Agreement. These Severance Agreements also provide for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his employment is terminated during such three year period. In addition, Mr. Keeler will be entitled to receive the Severance Payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a Change in Control. The Severance Agreements for Messrs. Misner, and Holler are similar to those described above for Mr. Mason except they cover a two year period after a Change in Control, the amount payable is equal to one and one-half times his total annual compensation, and employee welfare benefits will continue for one and one-half years if his employment is terminated during such two year period.

          In connection with his retirement as an officer of the Company on July 3, 1995, the Company has agreed to pay to Kenneth D. Marshall retirement benefits in the amount of $69,161 and a bonus for fiscal year 1994-95 in the amount of $35,206. In addition, the Company has agreed to compensate Mr. Marshall for his accumulated but unused vacation and sick leave, and will continue to provide group health insurance coverage for Mr. Marshall and his wife until Mr. Marshall reaches age 65. Pursuant to the terms of the Company's Long-Term Incentive Plan, Mr. Marshall must exercise all vested stock options within three years of his date of retirement.

                   STOCK  PRICE  PERFORMANCE  GRAPH

          The graph on this page presents a comparison of five-year cumulative total shareholder returns for WLR Foods, Inc., the S&P 500 Index and a Peer Group Index. The graph reflects the annual return from the Company's five previous fiscal years-end, developed with a monthly index, assuming dividends are reinvested monthly. The graph also assumes an initial investment of $100 on June 30, 1990. The Peer Group Index consists of Cagles, Inc., Golden Poultry Co., Inc., Hudson Foods, Inc., Pilgrims Pride Corporation and Sanderson Farms, Inc., companies within the same industry and with similar equity market capitalization.

                                [GRAPH]


















               6/90     6/91     6/92     6/93     6/94     6/95

      Comp     100       91       87       113      112      129
    S&P 500    100      107       122      138      140      177

      WLRF     100       99       79       97       148      127

PROPOSAL  TWO:      APPOINTMENT  OF  INDEPENDENT  AUDITORS

          KPMG Peat Marwick, LLP of Richmond, Virginia, were auditors for the fiscal year ended July 1, 1995, and are being recommended to the Company's shareholders for appointment as auditors for the fiscal year ending June 29, 1996. A representative of KPMG Peat Marwick, LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                        SHAREHOLDER  PROPOSALS

          Shareholders are reminded that proposals of shareholders intended to be presented at the Company's 1996 annual meeting must be received by the Secretary of the Company, at its principal executive offices, P. O. Box 7000, Broadway, Virginia 22815-7000, for inclusion in its proxy statement relating to that meeting, by June 4, 1996.

  Upon written request to the Secretary, at the address given on page one, the Company shall provide shareholders, without charge, a copy of the Company's annual report on Form 10-K
                     for fiscal year ended July 1, 1995.

                                   By Order of the Board of Directors

                                   Delbert L. Seitz
                                   Secretary
October 2, 1995

            [MAP OF DIRECTIONS TO TURNER ASHBY HIGH SCHOOL]